Ex 99.1

Silverleaf Resorts, Inc. Reports
First Quarter 2010 Results

DALLAS--(BUSINESS WIRE) — May 6, 2010 --- Silverleaf Resorts, Inc. (NASDAQ: SVLF) today reported the following results for its first quarter ended March 31, 2010.

Financial highlights for the quarter ended March 31, 2010:

•	Net Income of $3.1 million or diluted earnings per share of $0.08

•	Vacation Interval sales of $49.2 million

2010 First Quarter Results

Net income for the quarter ended March 31, 2010 was $3.1 million, or diluted earnings per share of $0.08, compared to net income of $4.6 million, or diluted earnings per share of $0.12, for the quarter ended March 31, 2009, which included an after tax business interruption insurance recovery of $0.9 million.

Robert E. Mead, Chief Executive Officer, commented, “We are pleased with our operating results for the first quarter of 2010 and our ability to remain profitable and sustain adequate liquidity despite current economic conditions. Response to our marketing programs remains strong and we believe the outlook for the remainder of 2010 is positive.”

Vacation Interval sales were $49.2 million in the first quarter of 2010 compared to $58.7 million in the comparable prior-year period. The decrease in Vacation Interval sales is primarily attributable to the sale of lower-priced product during the first quarter of 2010. Vacation Interval sales to existing customers comprised 57.4% and 61.1% of total Vacation Interval sales in the quarters ended March 31, 2010 and 2009, respectively, which maintains the Company’s favorable sales-mix trend toward upgrades and additional interval sales to existing customers as such sales have relatively lower associated sales and marketing costs.

The provision for estimated uncollectible revenue as a percentage of Vacation Interval sales was 28.3% in the first quarter of 2010 versus 24.9% in the first quarter of 2009.

Overall, total revenues for the first quarter of 2010 were $54.2 million compared to $63.2 million for the first quarter of 2009, primarily attributable to the $8.8 million reduction in net sales.

Cost of Vacation Interval sales was 5.2% of Vacation Interval sales for the first quarter of 2010 compared to 10.2% in the 2009 comparable period. This decrease primarily resulted from increased sales of lower cost-basis product during the first quarter of 2010 versus the first quarter of 2009.

Sales and marketing expense as a percentage of Vacation Interval sales was 55.7% for the first quarter of 2010 versus 52.4% for the comparable prior-year period. The increase was primarily attributable to the decrease in sales to existing customers, which have relatively lower related sales and marketing costs compared to new customer sales.  Vacation Interval sales to existing customers comprised 57.4% and 61.1% of total Vacation Interval sales in the first quarters of 2010 and 2009, respectively.

Total positive net interest spread (interest income less interest expense and lender fees) increased to $9.2 million for the first quarter of 2010 from $8.4 million for the first quarter of 2009.  Interest expense and lender fees as a percentage of interest income remained relatively flat at 46.0% for the first quarter of 2010 compared to 45.9% for the same period of 2009. Overall, interest expense and lender fees increased $731,000 for the first quarter of 2010 versus the same period of 2009 primarily due to a larger average debt balance outstanding during the first quarter of 2010, which was $407.6 million compared to $392.6 million for the prior-year comparative period, partially offset by a decrease in the weighted average cost of borrowings to 6.2% for the first quarter of 2010 from 6.4% for the first quarter of 2009.

Balance Sheet

At March 31, 2010, senior credit facilities provided for loans of up to $425.9 million, of which $40.2 million was unused. In February and April 2010, the Company completed the extension of three of its senior revolving credit facilities.  Considering the extension of these senior credit facilities, forecasted sales, and limited expansion plans, the Company’s senior credit facilities provide adequate liquidity through 2010. The Company is continuing to work with certain of its lenders to extend upcoming maturities as well as identify additional financing arrangements. At March 31, 2010, the Company’s senior debt consisted of 18% fixed-rate debt and 82% variable-rate debt.  However, the majority of the Company’s variable-rate debt is subject to interest-rate floors between 5.25% and 8.00%.

About Silverleaf Resorts

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, an indoor water park, swimming, tennis, boating, and many organized activities for children and adults.  For additional information, please visit www.silverleafresorts.com.

Forward-Looking Statements

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated.  The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors.  These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2009 Annual Report on Form 10-K filed on March 8, 2010.

For more information or to visit the Company’s website, click here: http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1

Contact:
Silverleaf Resorts, Inc., Dallas, Texas
Thomas J. Morris, 214-631-1166  x2218

SILVERLEAF RESORTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Revenues:
Vacation Interval sales	$49,195	$58,658
Estimated uncollectible revenue	(13,947)	(14,606)
Net sales	35,248	44,052

Interest income	17,063	15,502
Management fee income	630	930
Other income	1,244	2,679
Total revenues	54,185	63,163

Costs and Operating Expenses:
Cost of Vacation Interval sales	2,562	5,980
Sales and marketing	27,405	30,758
Operating, general and administrative	9,727	10,435
Depreciation	1,618	1,356
Interest expense and lender fees:
Related to receivables-based credit facilities	6,065	5,595
Related to other indebtedness	1,780	1,519
Total costs and operating expenses	49,157	55,643

Income before provision for income taxes	5,028	7,520
Provision for income taxes	(1,961)	(2,933)

Net income	$3,067	$4,587

Basic net income per share	$0.08	$0.12

Diluted net income per share	$0.08	$0.12

Weighted average basic common shares	38,120,517	38,146,943

Weighted average diluted common shares	38,936,439	38,823,170

SILVERLEAF RESORTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31,	December 31,
ASSETS	2010	2009
	(Unaudited)

Cash and cash equivalents (including from VIEs of $11 and $11, respectively)	$10,776	$13,905
Restricted cash (including from VIEs of $17,489 and $18,903, respectively)	19,344	20,668
Notes receivable, net of allowance for uncollectible notes of $90,338 and $94,585, respectively (including from VIEs of $189,605 and $204,813, respectively)	356,935	354,659
Accrued interest receivable (including from VIEs of $2,162 and $2,427, respectively)	4,485	4,686
Amounts due from affiliates (including from VIEs of ($220) and ($192), respectively)	3,832	1,587
Inventories	193,126	196,010
Land, equipment, buildings, and leasehold improvements, net	49,782	51,117
Prepaid and other assets (including from VIEs of $9,748 and $9,420, respectively)	24,270	23,856

TOTAL ASSETS	$662,550	$666,488

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Accounts payable and accrued expenses (including from VIEs of $20 and $22, respectively)	$10,822	$8,527
Accrued interest payable (including from VIEs of $898 and $813, respectively)	2,031	2,264
Unearned samplers	6,450	6,501
Income taxes payable	967	706
Deferred income taxes	37,040	35,342
Notes payable and capital lease obligations (including from VIEs of $175,668 and $191,395, respectively)	392,191	395,017
Senior subordinated notes	10,000	17,956

Total Liabilities	459,501	466,313

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred stock, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 38,146,943 shares issued and 37,938,919 shares outstanding at March 31, 2010 and 38,146,943 shares issued and outstanding at December 31, 2009	381	381
Additional paid-in capital	113,502	113,447
Retained earnings	89,414	86,347
Treasury stock, at cost, 208,024 shares at March 31, 2010 and none at December 31, 2009	(248)	-

Total Shareholders' Equity	203,049	200,175

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$662,550	$666,488

The abbreviation "VIEs" above represents Variable Interest Entities.